Exhibit 99.1

Covalent Signs $8.2 Million in Contracts For

Multinational Studies to Treat Influenza

Reiterates Expected 3Q2006 Operating Profitability

WAYNE, PA, October 18, 2006 — Covalent Group, Inc. (Nasdaq: CVGR), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, announced today the signing of multiple Phase 1 and Phase 2 contracts having an aggregate value of $8.2 million. All of the contracts are with the same client and relate to the development of a potentially important agent to treat multiple types of influenza, including Avian Flu. Services include consulting on clinical trial design and protocol development, project and study site management, field operations, data management, and biostatistical support. Revenue recognition began during the recently completed third quarter and will continue on a proportional performance basis over the life of the contract as services are performed.

Kenneth M. Borow, M.D., Chief Executive Officer and President for Covalent Group, commented, “We are exceptionally proud of our involvement in this important development program which we believe could ultimately prove to be beneficial to millions of people worldwide. These contract wins were the result of highly coordinated business development and clinical operations efforts on the part of Covalent Group and Remedium Oy, a privately owned, full-service contract research organization (CRO) based in Espoo, Finland that we expect to acquire. The closing of the Remedium transaction is targeted for November 1, 2006 and is subject to the approval of our shareholders. We believe that these contract wins represent a strong proof-of-concept that the combination of Covalent and Remedium, resulting in the newly created company Encorium Group, Inc. (“Encorium”), will be a highly competitive force in the drug development and CRO marketplaces. Our belief is supported by the fact that patient recruitment for the Phase 2 studies included in the current contracts is expected to occur in North America, Scandinavia, the Baltics, and Western, Central and Eastern Europe. Encorium will have operational capabilities in all of these regions on a post-acquisition basis.”

Dr. Borow continued, “With this announcement, the net value of Covalent’s signed new business year-to-date is $22.8 million, an increase of approximately 20% compared to our 12-month total of $19.1 million for 2005. With these new contracts, Covalent’s backlog is in excess of $35 million, an increase of more than 50% since December 31, 2005. This ongoing success in winning new contracts adds further support to our value-proposition that provides integrated consulting and operational services to companies for the development of products that have the potential to make a difference in global healthcare.”

Dr. Borow concluded, “We expect our third quarter 2006 net revenues will be in the range of $3.6-$3.7 million. Given our current cost structure, we expect that net income for the quarter will be in the range of $625,000-$675,000. This will be Covalent Group’s second consecutive quarter of profitable operations and will make the Company profitable for the nine months ended September 30, 2006. Our cash flow from operations during the third quarter was very strong and we ended the quarter with approximately $8.7 million in cash, an increase of $1.6 million from the end of 2005.”

About Covalent Group, Inc.

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. With its wholly-owned international subsidiary, Covalent Group, Ltd., Covalent is able to meet the North American and Western European drug development needs of its clients. For more information, please visit www.covalentgroup.com.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Covalent and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Covalent Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.covalentgroup.com

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